Exhibit 10.16

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Modern  Mining

February 28, 2022

Privileged and Confidential

Basil Botha

[***]

Dear Basil:

Re: Modern Mining Technology Corp, (the “Corporation” or “MMT”

This letter outlines the agreement (the “Agreement”) we have reached to change your role with the Corporation. As you and the board of directors (the “Board”) are aware, you are currently the Corporation’s CEO and a Director. As you and the Board are further aware, this proposed change has been discussed at length at the Board level.

To recap, MMT proposes the following in respect to your changed role:

1.	You will resign as a director of the Corporation and as the Corporation’s CEO effective upon the date agreement this settlement is effective (namely, March 1, 2022 (the “Effective Date”)); and

2.	You will be appointed as the “Principal Technical Advisor’’ of the Corporation having the duties and responsibilities outlined below. We further understand you will provide such services through your company, 616538 BC Ltd (“616”). Any references to you herein shall be deemed to include 616.

The Corporation’s financial obligations to you (sometimes also referred to as the “Executive”) will be as follows:

(a)	MMT will pay all outstanding accumulated expenses incurred by you to date in the amount of approximately US$13,000;

(b)	MMT will pay all accrued salary owing to you from September 1, 2021 to February 28, 2022 in the amount of US$78,000. This amount is based on your current salary of US$13,000/month;

(c)	commencing March 1, 2022, your salary will increase to US$14,000 per month. Such salary will be payable for the period starting March 1, 2022 and run for eighteen (18) months post the Corporation’s proposed Nasdaq IPO (herein, the “IPO”).

MMT can terminate your employment at any time for “cause” (as defined below) or, failing having Cause for dismissal, by paying the full term of salary owing through the balance of the 18 months post IPO - either in a lump sum or monthly through the employment term;

For the purposes herein, “Cause” shall be limited to the Executive’s: (A) embezzlement or willful misappropriation of funds of MMT, (B) conduct that causes material harm to MMT or willful misconduct by the Executive; (C) conviction or commission of, or plea of nolo contendere by, Executive of any felony, misdemeanor or other illegal conduct involving an act of moral turpitude or otherwise relating directly or indirectly to the business or reputation of MMT; (D) habitual drug or other substance abuse that interferes in any material respects with the performance of Executive’s duties under this Agreement; (E) debarment by any federal agency that would limit or prohibit Executive from serving in his prescribed capacity for MMT under this Agreement; (F) continuing failure to communicate and fully disclose any and all information related to the business, operations, management and accounting of the Corporation to the Board, the failure of which would adversely impact the Corporation or may result in a violation of state or federal securities laws; (G) continuing willful and intentional failure to perform is duties as stated herein or as reasonably requested by the Board; or (I) dishonesty towarids, fraud upon, or deliberate injury or attempted injury to MMT;

(d)	MMT will pay your reasonable documented out-of-pocket expenses during your term of employment;

(e)	MMT will leave your performance warrants in place, unamended. Such warrants will be considered fully vested and shall not expire in the case of the Executive’s employment being unilaterally terminated by the Corporation. Specifically, 600,00 performance warrants will be issued when the Corporation achieves a gross turnover of US$10MM and 800,000 performance warrants will be issued when the Corporation achieves a gross turnover of US$20MM. In each case, the performance warrants will be issued at US$0.05 cents per each performance warrant and will be issued within 14 days of the Corporation’s financial statements being completed.

(f)	MMT will pay you a one-time bonus of US$50,000 contingent upon the completion of the IPO. Specifically, such bonus amount will be paid within thirty (30) days of closing of the IPO. If there is no IPO, MMT will have no obligation to pay you any bonus; and

(g)	MMT further agrees to pay the US$78,050 in advances you have made to MMT (bearing 1% interest) within ten (10) days of closing the IPO.

We further confirm that you will report directly to the Board. Your priorities and responsibilities will be to ensure that MMT establishes a solid basis for the ordering of equipment and commissioning of the Raleigh, North Carolina production facility within a period of six (6) months following the IPO. From March 1, 2022 onward, you agree to devote 100% of your time to MMT’s affairs and you agree to spend two to three weeks per month at the facility in Raleigh.

The scope of work you will be responsible for will be the following: human resources, staff training (including, if directed by the Board, training Peter Dielwart to assume a greater role and title with the Corporation) and recruitment, security, safety, procurement of feed-stock, instituting production metrics for quality control and recoveries, set-up of the laboratory and any other aspects relating to operation of the facility.

You hereby further agree that you will not, without the prior written consent of the Corporation, during the period commencing on the date hereof and ending on the date twelve (12) months after the Corporation’s initial public offering (the “IPO”) (the “Lock-Up Period”) (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, preferred stock or securities exercisable, convertible or exchangeable for common stock or preferred stock of the Corporation (“Capital Stock”) or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise. After the expiration of such Lock-Up Period, until the date twenty-eight (28) months after the date of the IPO (the “Leak-Out Period”) you may sell shares of Capital Stock within the following cumulative limits based on the aggregate number of shares of Capital Stock beneficially owned by you on the commencement date of such Leak-Out Period:

12 months — 20%

16 months — 20%

20 months — 20%

24 months — 20%

28 months — 20%

For purposes of determining whether the overall percentage limit has been reached during the Leak-Out Period, all prior sales of Capital Stock made during the Leak-Out Period shall be aggregated with the proposed sale.

In addition, you hereby agree that you will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Corporation and the managing underwriter (such period not to exceed 365 days), or such other period as may be requested by the Corporation or an underwriter to accommodate regulatory restrictions on (1)the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for the IPO or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise. The foregoing provisions of this paragraph shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to you if all officers, directors and holders of more than ten percent (10%) of the outstanding shares of voting common stock (after giving effect to the conversion into voting common stock of all outstanding preferred stock and warrants) enter into similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this paragraph and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. You further agree to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this paragraph or that are necessary to give further effect thereto.

You agree that you will seek independent legal advice before signing this Agreement and confirm that you have either done so or have decided to waive your right to do so.

In connection with this Agreement, you agree to sign, on the Effective Date, a Resignation and Mutual Release. The Mutual Release shall be in standard form whereby each Party releases the other Party from making any claims against the other Party in respect to any matter leading up to the execution of this Agreement; provided, for clarity, nothing in the Mutual Release shall release the Executive or MMT from their respective obligations under this Agreement.

Concurrent with your changed role with the Corporation effective the Effective Date, ivilvIT confirms its tentative plans to do the following:

I.	replace you with Jeet Basi as the Corporation’s Chief Executive Officer; and

2.	appoint Olga Balanovskaya, CPA, CGA, ACCA as the Corporation’s new Chief Financial Officer.

3.	MMT will carry out its on-going plans and complete the long discussed debenture financing (the “Debenture Financing”).

4.	This Agreement is effective upon closing by the Corporation of the Debenture Financing.

If the foregoing terms are acceptable, please sign the acknowledgment below confirming same.

Yours truly,

MODERN MINING TECHNOLOGY CORP.

Per:	/s/ Sean Bromley
	Name:	Sean Bromley
	Title:	Authorized Signing Officer

The foregoing terms are agreed to and accepted this 1st day of March, 2022

/s/ L. Watt	/s/ Basil Botha
Witness Name:	Basil Botha

616538 BC LTD.

Per:	/s/ Basil Botha
	Name:	Basil Botha
	Title:	Authorized Signing Officer